Exhibit 10.29

Republic Property Trust

Form of Non-Employee Trustee Compensation Policy

The Board of Trustees of Republic Property Trust (“Republic”) has approved the following policy which establishes compensation to be paid to non-employee trustees (“Trustees”) of the board of trustees (the “Board”) of Republic, effective upon completion of the initial public offering (the “IPO”) of Republic’s common shares of beneficial interest, par value $.01 per share (“Common Shares”), to provide an inducement to obtain and retain the services of qualified persons to serve as members of the Board.

1.  Trustees’ Fees.  Each Trustee of Republic shall be entitled to an annual trustees’ retainer fee in the amount of $50,000 per year, for so long as he or she shall remain a Trustee of the Board (the “Annual Retainer”).  The Annual Retainer shall be paid for the period from January 1 through December 31 of each year, and shall be paid quarterly in arrears as of the last day of each calendar quarter.  If a Trustee dies, resigns or is removed from the Board during any quarter, he or she shall be entitled to a cash payment or a pro rata basis through his or her last day of service.  Each Trustee who is first appointed or elected to the Board after the date of the adoption of this policy shall receive a pro rata portion of his or her first quarterly installment of the Annual Retainer based on the number of days of service as a Trustee in the applicable quarter.  Each Trustee may elect to receive all or any portion of his or her Annual Retainer in the form of Common Shares.  The number of Common Shares issued to a Trustee making this election shall be equal to the amount of the Annual Retainer (or installment thereof) to be received in the form of Common Shares divided by Fair Market Value (as defined in the Republic Property Trust 2005 Omnibus Long-Term Incentive Plan (the “Plan”)) of the Common Shares as of the close of trading on the New York Stock Exchange on the date immediately preceding the date of payment of the Annual Retainer (or installment thereof).

2.  Common Share Grants.

(a)           Initial Grant.  Each Trustee shall be entitled to an initial grant of 4,340 Common Shares (with the exception of Mr. Richard L. Kramer, who shall be entitled to a grant of 2,893 Common Shares) (the “Initial Trustee’s Share Grant”).  Each Initial Trustee’s Share Grant shall be made pursuant to and in accordance with the Plan and subject to the terms and conditions thereof.   Each Initial Trustee’s Share Grant shall be made on the date of the initial closing of the IPO.  The Initial Trustee’s Share Grant granted pursuant hereto shall be fully vested immediately upon such grant.

(b)           Cash Bonus in Connection with the Initial Grant.  In connection with the Initial Grant, each Trustee shall receive a cash bonus in the amount of $43,397 (with the exception of Mr. Richard L. Kramer, who shall receive a cash bonus of $28,932).  This cash bonus will be withheld by the Company, to the extent necessary, to pay the withholding taxes incurred by the Trustee in connection with the grant of the Restricted Shares and the payment of such cash bonus.

3.  Meeting Fees.  Each Trustee shall be entitled to a fee of $500 for each Board meeting attended via teleconference ($1000, in the case of Board meetings attended by the Trustee in person), commencing on the date of the initial closing of the IPO.

4.  Additional Fees for Committee Chairs.  In addition to the amounts described in Sections 1 through 3 above, (a) the Trustee who is the chairman of the Audit Committee of the Board shall be entitled to an additional amount of $7,500 per year, (b) the Trustee who is the chairman of the Compensation Committee of the Board shall be entitled to an additional amount of $5,000 per year, and (c) the Trustee who is the chairman of the Nominating and Corporate Governance Committee of the Board shall be entitled to an additional amount of $5,000 per year, in each case, for so long as he or she remains chairman of his or her respective committee of the Board, commencing on the date of the initial closing of the IPO.

5.  Expenses.  Upon presentation of documentation of such expenses reasonably satisfactory to Republic, each Trustee shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meeting of the Board, or in connection with other Board business.

6.  Deferred Compensation Plan.  Pursuant to the terms and conditions of the Republic Property Trust Trustee Deferred Compensation Plan, each Trustee may elect to defer all or a portion of his or her Annual Retainer or fees pursuant to Sections 3 and 4.

7.  Amendments.  The Board shall review this policy from time to time to assess whether any amendments in the type and amount provided herein should be adjusted in order to fulfill the objectives of this policy.